WESMARK FUNDS

Item 77(D)

Policies with Respect to Security Investments
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WesMark Bond Fund:

RESOLVED,	that the Board hereby approves restating the
non-fundamental investment policy of WMBF that at least
65% of its assets will be invested in a manner consistent with its name with: Under normal circumstances, WMBF will invest at least 80% of the value of its net assets plus the amount of any borrowings for investment purposes in small market capitalization investments. WMBF will provide shareholders with at least 60 days prior notice of any changes in this policy as required by Rule 35d-1. This policy shall be interpreted and implemented in accordance with its purpose, which is solely to comply with Rule 35d-1.


WesMark Small Company Growth Fund:

RESOLVED,	that the Board hereby approves restating the
non-fundamental investment policy of WMSCGF that its assets will be invested in a manner consistent with its name with: Under normal circumstances, WMSCGF will invest at least 80% of the value of its net assets plus the amount of any borrowings for investment purposes in small market capitalization investments. WMSCGF will provide shareholders with at least 60 days prior notice of any changes in this policy as required by Rule 35d-1. This policy shall be interpreted and implemented in accordance with its purpose, which is solely to comply with Rule 35d-1.